UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005
POTOMAC ELECTRIC POWER COMPANY (Exact name of registrant as specified in its charter)
District of Columbia and Virginia (State or other jurisdiction of incorporation)		001-01072 (Commission File Number)	53-0127880 (IRS Employer Identification No.)
701 Ninth Street, N.W., Washington, DC (Address of principal executive offices)			20068 (Zip Code)
Registrant"s telephone number, including area code (202) 872-3526
Not Applicable (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Potomac Electric Power Company Form 8-K
Item 1.01	Entry Into a Material Definitive Agreement.

          On December 13, 2005, Potomac Electric Power Company ("Pepco"), a subsidiary of Pepco Holdings, Inc. ("PHI"), agreed to sell an allowed claim (the "Claim") in the Mirant Corporation bankruptcy proceeding in the amount of $105.0 million, plus accrued interest, to Deutsche Bank Securities, Inc. for a cash payment of $112.4 million.

          The Claim arose from a settlement reached between Pepco and Mirant to avoid the rejection by Mirant in the bankruptcy proceeding of the Transition Power Agreements ("TPAs") between Pepco and Mirant, under which Mirant was obligated to provide power for Pepco"s Standard Offer Service ("SOS") obligations during the rate cap periods immediately following deregulation in Maryland and the District of Columbia. Based on the settlements related to deregulation in both jurisdictions, Pepco shared with customers the profits from the provision of SOS during the rate cap periods. The amounts recovered from the sale of the Claim will be included in the calculations of the amounts to be shared with customers in both jurisdictions. Based on the sharing formulas in each jurisdiction, Pepco anticipates that customers will receive $40 million to $50 million of the $112.4 million cash payment to be received by Pepco.

          The Claim was not recorded in Pepco"s historical financial statements as it represented a contingent gain. Pepco is currently assessing the accounting treatment, including the timing of the financial impact of the sale of the Claim. Pepco expects the proceeds from the sale of the Claim to be received in December 2005. Pepco intends to use the proceeds, net of the customer sharing amount and net of applicable taxes, for general corporate purposes.

          In the ordinary course of business, affiliates of Deutsche Bank Securities, Inc. have from time to time performed and may in the future perform various commercial banking and investment banking services for PHI, Pepco and their affiliates, for which Deutsche Bank Securities, Inc. received or will receive customary fees.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits
The following exhibits are filed herewith:
	Exhibit No.	Description of Exhibit
	10	Form of Assignment of Claim
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
POTOMAC ELECTRIC POWER COMPANY (Registrant)
Date December 19, 2005		JOSEPH M. RIGBY Name: Joseph M. Rigby Title: Senior Vice President and Chief Financial Officer
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